UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 4, 2003

                       WORLDWIDE HOLDINGS DELAWARE, CORP.,
           FORMERLY KNOWN AS TRSG CORPORATION, A DELAWARE CORPORATION
               (Exact Name of Registrant as Specified in Charter)

          Delaware                      033-2408D                87-045382
(State or other jurisdiction           Commission              (IRS Employer
      of incorporation)               File Number)          Identification No.)

              2121 W. Army Trail Rd., Suite 105, Addison, IL 60101
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code 630-705-1696

          (Former name or former address, if changed since last report)



This current report on form 8-K if filed by Worldwide Holdings Delaware, Corp., ("Worldwide"), formerly known as TRSG Corporation., a Delaware Corporation ("TRSG") under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed pursuant to Rule 13a-11 or Rule 15d-11 and for reports of nonpublic information required to be disclosed by Regulation FD (17 CFR 243.100 and 243.101).

ITEM 1. CHANGE IN CONTROL IN REGISTRANT. On or around April 14, 2003, Suburban Capital Corporation, a Delaware Corporation ("SCC"), acquired from Dan Davis Davis' controlling interest in TSRG (now known as Worldwide). The transfer was in consideration of forgiveness of a $15,000 debt owed SCC by Davis. As a result of the transfer, SCC took possession of one hundred thirty three million shares of common stock of TRSG, which represents approximately sixty seven (67%) of all issued and outstanding common stock of the registrant.


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              On May 29, 2003, SCC sold one hundred thirty three million shares of common stock in Worldwide to Martin H. Wozniak. Wozniak purchase same and as consideration therefore, executed a promissory note for one million and 00/100 ($1,000,000) dollars due and payable in cash or stock within a one year period. Said shares represents approximately sixty seven (67%) of all issued and outstanding common stock of the registrant. Martin H. Wozniak pledged the shares purchased to SCC as collateral for the Note.

ITEM 5.  OTHER ITEMS.

On May 29, 2003, Sara Wetzel nominated, named and elected Martin H. Wozniak as President and Director of Worldwide. Immediately thereafter, Sara Wetzel resigned her position of President and Director of Worldwide.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS


         The following exhibits are included:

              Exhibit "A" Stock Purchase Agreement dated May 28, 2003 Exhibit "B" Note dated May 28, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             Worldwide Holdings Delaware, Corp.,
                                             f/k/a TRSG Corporation

Date   June 4,  2003                         /s/ MARTIN H. WOZNIAK
                                             ---------------------
                                             Martin H. Wozniak, President
----------------------------

*Print name and title of the signing officer under his signature.

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